HARTFORD LIFE INSURANCE COMPANY

HARTFORD, CONNECTICUT

(A stock insurance company herein called the Company)

Agrees with the Contract Owner to pay benefits as provided herein.

This Contract is issued in consideration of the application of the Contract Owner, a copy of which is attached to and made a part of this Contract and the payment of contributions in accordance with the terms and conditions of this Contract.

The Contract Specifications and the conditions and provisions on this and the following pages are part of the contract.

Signed for the Company

/s/ Beth A. Bombara	/s/ Terence Shields
Beth Bombara, President	Terence Shields, Corporate Secretary

Group Annuity Contract

This Contract makes provision for the accumulation of contract values in the General Account of the Company to provide fixed annuity accumulations and benefits and in the Separate Accounts of the Company to provide variable annuity accumulations and benefits.  Actual annuity payout commencing on the Annuity Commencement Date may be on a variable basis (Separate Account) and/or on a fixed basis (General Account) as determined by the Contract Owner.

Nonparticipating

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT.  DETAILS OF THE VARI- ABLE PROVISIONS ARE DESCRIBED UNDER THE SECTION ENTITLED: ‘VALUATION PROVISIONS’ BEGINNING ON PAGE 15.

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Printed in U.S.A.

CONTRACT SPECIFICATIONS

CONTRACT OWNER:	SPECIMEN
CONTRACT EFFECTIVE DATE:	SPECIMEN
CONTRACT JURISDICTION:	SPECIMEN
CONTRACT NUMBER:	GC-XXXXXX

GROUP ANNUITY CONTRACT

General Account

Guaranteed Interest Rates prior to and including the Annuity Commencement Date:

Contributions shall be credited with interest at a rate declared for the calendar quarter in which they are received. The declared interest rate for any quarter shall be determined by the Company and may be changed for any subsequent quarter at the discretion of the Company.  The declared interest rate applicable to any quarter will be guaranteed to the end of the applicable calendar year. Any change in the declared interest rate will be declared before the start of the quarter.

For each subsequent calendar year, Contributions will be credited with interest at a rate guaranteed for the entire year (the “Guaranteed Interest Rate”) which rate will never be less than 3%. The Guaranteed Interest Rate for a calendar year will be determined at the end of the preceding calendar year. The Company may, from time to time, credit interest rates in excess of the Guaranteed Interest Rate.

Separate Account(s)

The Separate Account(s) of the Company supporting the Contract are entitled Separate Account Eleven.

The various Separate Account Eleven Sub-Accounts under this Contract and the corresponding investment Funds for each Sub-Account are set forth in the most recent Administrative Notice which is attached to and made part of this Contract.

Assets for the Investment Option Sub-Accounts in Group(s) A or B are valued using Method One as defined in Section 6, “Valuation Provisions” of this Contract.

The Company reserves the right, subject to compliance with applicable law, to substitute the shares of any other registered investment company for the shares of any Fund held by a Separate Account included in this Contract. Substitution may occur if shares of any Fund(s) become unavailable, or due to changes in the applicable law or interpretations of law, or as the Company deems appropriate.

The Company also reserves the right, in its sole discretion and subject to compliance with applicable law, to add, replace or delete Separate Accounts and/or Funds (with or without differing investment objectives) to or from this Contract, and to terminate ongoing Contributions to Separate Accounts and/or Funds under this Contract, provided the Company gives the Contract Owner thirty (30) days advance written notice of its intent to do so, and further provided that the Company takes the same action(s) with respect to all contracts of the same class and risk characteristics. If the Company adds additional Separate Accounts and/or Funds to this Contract, the Separate Accounts and/or Funds so added will be subject to the charges, fees and transfer restrictions then in effect for such Separate Accounts and/or Funds at the time they are added to this Contract.

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A list of the investment options selected by the Contract Owner and available under this Contract will be provided to the Contract Owner from time to time in an Administrative Notice. The various Investment Options/Sub-Accounts available under this Contract, unless otherwise elected by the Contract Owner, are set forth in accordance with the most recent Administrative Notice issued by the Company. An Administrative Notice may be furnished when Investment Options/Sub-Accounts have been added, frozen, eliminated or replaced under the Contract. Such Notice may also reflect information relative to such Investment Options, including, but not limited to, the applicable deduction for mortality, expense risk and administrative undertakings, its classification as a competing fund (if applicable), and any applicable transfer restrictions.

Competing Funds

For purposes of applying the transfer restrictions described under CONTRIBUTION PROVISIONS, the following Funds are considered competing funds (“Competing Funds”):

General Account

SPECIMEN Fund

The Company reserves the right, in its sole discretion, to determine whether or not any Fund included in this Contract on the Effective Date or subsequently added to this Contract after the Effective Date is or has become a Competing Fund.

Contingent Deferred Sales Charges

Surrenders and transfers from this Contract shall be subject to a Contingent Deferred Sales Charge; provided, however, such Contingent Deferred Sales Charge shall apply only to the extent such surrenders or transfers constitute amounts contributed or earned under this Contract or any Related Contract. The Contingent Deferred Sales Charge is a percentage of the contract values transferred or surrendered. The number of Participant’s Contract Years completed prior to the surrender or transfer will determine the amount of the Contingent Deferred Sales Charge. For the purpose of calculating the Contingent Deferred Sales Charge only, the number of Participant’s Contract Years under this Contract shall be deemed to have commenced with the Participant’s Date of Coverage under a Related Contract, provided such Related Contract is so accepted by the Company for such purpose.

(a)         The Contingent Deferred Sales Charge to be applied under this Contract shall be equal to five percent (5%) of the surrendered or transferred amount from the Participant’s Account during the first Participant’s Contract Year, four percent (4%) of the surrendered or transferred amount during the second Participant’s Contract Year, three percent (3%) of the surrendered or transferred amount during the third Participant’s Contract Year, two percent (2%) during the fourth Participant’s Contract Year and one percent (1%) during the fifth Participant’s Contract Year. After the fifth Participant’s Contract Year, surrenders or transfers will no longer be subject to any deduction for Contingent Deferred Sales Charges.

(b)         The Contingent Deferred Sales Charge described in (a) above shall not apply to an Eligible Surrender. For purposes of this Contract, an Eligible Surrender is a surrender, including a surrender applied to effect an annuity under Section 4(i), “Election of Annuity Option”, where such surrender is (1) made on account of a Qualifying Event and (2) payable directly to the Participant, or, if applicable, to the Participant’s beneficiary. For purposes of this Contract, the term ‘Qualifying Event” shall mean: (i) the death of the Participant, (ii) financial hardship, as defined in the Plan, or (iii) the Participant’s severance from employment.  An amount surrendered for transfer to the Plan funding vehicle of

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another investment provider for the Plan shall not be considered payable directly to the Participant and shall not constitute an Eligible Surrender under this Contract.

(c)          The Contingent Deferred Sales Charges shall not apply to a transfer of Contract values from this Contract to a Related Participant Directed Account Option.

(d)         The Contract Owner acknowledges and agrees that the Contingent Deferred Sales Charge may apply to any termination of the Contract by the Contract Owner, regardless of whether the Contingent Deferred Sales Charge is otherwise waived for distributions as a result of experience rating.

Deduction for Mortality and Expense Risk and Administrative Charges

For providing administrative services and for assuming the mortality and expense risk under this Contract, we deduct a daily charge at an annual rate against all Contract values in the Separate Accounts during the life of the Contract as follows:

During the Accumulation Period, the annualized rate of the deduction for such risks and charges has initially been set at X.XX% of the average daily net assets of the Group A and Group B Investment Options. During the Annuity Period, the annualized rate of the deduction for such risks and charges has initially been set at X.XX% of the average daily net assets of the Group A and Group B Investment Options. These deductions may be decreased by the Company, in its sole discretion and may be increased by the Company upon 90 days advance written notice to the Contract Owner, and subject to a maximum deduction of 2.00% per year from the average daily net assets of each Investment Option under Separate Account Eleven included in this Contract. Deductions applicable to each Investment Option under Separate Account Eleven included in this Contract may increase or decrease based on the amount of assets held in such Investment Option under this Contract.

If directed by the Contract Owner, the Company may agree to, but is not required to, bill all or any portion of such Mortality and Expense and Administrative Charges in lieu of the annualized rate of deduction as specified above. Such annualized rate of deduction shall be adjusted in an amount which is equivalent to the portion being billed.

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The following table demonstrates the annualized rates of deduction for assuming the mortality and expense and administrative charges to be maintained under this Contract. The specified annualized rates of deduction will be effective on the Effective Date, or as soon as administratively feasible thereafter.

ANNUALIZED RATES OF DEDUCTION

	Group A Investment Options	Group B Investment Options
For Assets in the Accumulation Period:	X.XX%	X.XX%
For Assets in the Annuity Period:	X.XX%	X.XX%

Annual Maintenance Fee

The Annual Maintenance Fee is XXXXXX dollars ($X.XX). One-quarter (1/4) of the Annual Maintenance Fee shall be deducted from the value of each Participant’s Account on the last business day of each calendar quarter. A person who becomes a Participant on any day during the calendar quarter will be assessed one quarter (1/4) of the Annual Maintenance Fee attributable to that calendar quarter. If a Participant surrenders the value of their Participant’s Account in full at any time before the last business day of the calendar quarter, we will deduct one-quarter (1/4) of the Annual Maintenance Fee from the proceeds of the surrender. The Annual Maintenance Fee is not deducted during the Annuity Period under the Contract. We deduct the Annual Maintenance Fee on a pro rata basis from the value of the Sub- Accounts chosen with respect to a Participant Account.

Transfer Fee

Transfers among the available investment alternatives provided under this Contract, may be subject to a fee of zero dollars ($0.00). We reserve the right to deduct such transfer fee which shall be deducted from the Sub-Account or the General Account in which the Participant’s Account is invested and from which the transfer is being made.

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TABLE OF CONTENTS

Section		Starting on Page

	Contract Specifications	2

	Table of Contents	6

1	Definitions of Certain Terms	7

2	Contribution Provisions	9

3	Withdrawal Provisions	11

4	Annuity Provisions	12

5	Death of Participant or Beneficiary	14

6	Valuation Provisions	15

7	General Account Liquidity Provisions	17

8	Contract Control Provisions	18

9	General Provisions	18

10	Contract Discontinuance	21

Group Annuity Contract Rider for Section 457(b) Annuity

Group Annuity Contract Endorsement

Administrative Notice

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SECTION 1 - DEFINITIONS OF CERTAIN TERMS

Accumulation Period - The period under this Contract prior to the Annuity Commencement Date.

Accumulation Unit - An accounting unit of measure used to calculate the Separate Account values during the Accumulation Period. The value of an Accumulation is determined by one of two methodologies as described in Section 6.

Active Life Fund - A term used to describe the sum of the value of all Participants’ Accounts during the Accumulation Period.

Active Provider — Any Active Provider of investment and administrative services for the Plan.

Administrative Notice — A formal written notice issued by the Company which is used to clarify or modify certain provisions of the Contract and which will be attached to and form part of this Contract.

Administrative Office — Refers to the mailing address of the Company, which is 200 Hopmeadow Street, Simsbury, CT 06089, as may be changed from time to time.

Annuitant - The individual whose life shall serve as the measuring life for purposes of annuity payments under this Contract.

Annuity Commencement Date - The date as of which annuity payments to a Participant are to begin as described under Annuity Provisions in this Contract.

Annuity Period - The period in the Contract, following the Accumulation Period, during which annuity payments are made.

Annuity Unit - An accounting unit of measure in the Separate Account used to calculate the amount of variable annuity payments.

Beneficiary — The term “Beneficiary” has such meaning as set forth in the applicable Rider.

Benefit — The term “Benefit” has such meaning as set forth in the applicable Rider.

Code - The Internal Revenue Code of 1986, as amended, or any successor thereto, along with the rulings and regulations issued thereunder.

Company - Hartford Life Insurance Company.

Contract — The term “Contract” means group annuity contract GC-XXXXXX issued by the Company to the Contract Owner, including any Riders and/or attachments hereto.

Contract Year - A period of 12 months commencing with the effective date of this Contract or with any contract anniversary.

Contract Owner — The Contract Owner means the entity or person identified under the Contract Specifications section of this Contract.

Contribution — The term “Contribution” means the amount of payment made to the Company by the Contract Owner to fund the Plan as described herein.

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Date of Coverage - The date on which a Participant’s account balance under the Plan is first invested in the General Account and/or Separate Account.

Due Proof of Death - A certified copy of the death certificate, an order of a court of competent jurisdiction, a statement from a physician who attended the deceased or any other proof acceptable to the Company.

Employer — The term “Employer” means SPECIMEN.

Exclusive Provider — The sole provider of investment and administrative services for the Plan.

Fund - The underlying investment(s) to which Contributions may be allocated under a Separate Account.

General Account - All assets of the Company other than those in the Separate Accounts, or in any other separate investment account established by the Company.

Good Order — An authorized Participant or Contract Owner instruction to the Company that is given with such clarity and completeness that the Company is not required to exercise any discretion, utilizing such forms as the Company may require.

Minimum Death Benefit - The minimum amount payable upon the death of a Participant prior to age 65 and before Annuity payments have commenced.

Net Asset Value Per Share — The value per share of any applicable Fund for each Sub-Account on any Valuation Day. This amount will never be less than that required by the Securities and Exchange Commission.

Participant — The term “Participant” means any individual whose account balance under the Plan is currently invested in whole or in part in the Contract.

Participant’s Account — The portion of a Participant’s account balance under the Plan that is invested in the General Account and/or Separate Account.

Participant’s Contract Year - A period of twelve (12) months commencing with the Participant’s Date of Coverage under this Contract and each successive twelve (12) month period thereafter.

Plan — The term “Plan” means a plan established by the Employer that is funded by this Contract which satisfies the Section of the Code set forth in the applicable Rider.

Premium Tax - The tax or amount of tax, if any, charged by a state or municipality on premiums or contract value.

Related Contract - any Plan funding vehicle identified by the Contract Owner in writing and accepted by the Company for the purpose of calculating or determining certain charges, services and/or benefits in connection with this Contract, as directed by the Contract Owner and agreed to by the Company.

Related Participant Directed Account Option — Any Participant directed investment account under the Plan that is identified by the Contract Owner and accepted by the Company for the purpose of Participant directed transfers of amounts from the Contract for investment outside of the Contract.

Rider - The term “Rider” means that part of the Contract that describes the Qualified 457(b) Annuity.

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Separate Account - Each Separate Account of the Company (identified under the Contract Specifications section of this contract) under which income, gains and losses, whether or not realized, from assets allocated to such account are, in accordance with the contracts issued with respect thereto, credited to or charged against such Separate Account without regard to the other income, gains, or losses of the Company.

Sub-Account - The accounts established within a Separate Account with respect to a Fund.

Valuation Day - Every day the New York Stock Exchange is open for trading. The value of a Separate Account is determined as of the close of the New York Stock Exchange (generally 4:00 p.m. Eastern Time) on such days.

Valuation Period - The period between successive Valuation Days.

SECTION 2- CONTRIBUTION PROVISIONS

(a)                       Contributions

During each Contract Year, the Contract Owner will remit to the Company all Contributions to be invested in the General Account and/or Separate Account. Such Contributions will be applied by the Company to the General Account and/or the Separate Account for Accumulation Units in the Separate Account in accordance with the Valuation Provisions and the instructions of the Contract Owner or, with the consent of the Contract Owner, the instructions of the Participant. The minimum Contribution which may be made at any time on behalf of any Participant is $30, except where the Plan requires a lesser amount which in any event may not be less than $10.

If an application or any other necessary information (collectively, “application”) is incomplete when received, the initial Contribution will be applied not later than two business days after the application is made complete. However, if an incomplete “application” is not made complete within five business days of its initial receipt, the Contribution will be returned unless the Contract Owner has been informed of the delay and has requested that the Contribution not be returned.

(b)                       Allocation of Contributions during the Accumulation Period

The Contract Owner, or the Participant, if applicable, shall specify that portion of a contribution on behalf of a Participant to be allocated to the General Account and/or to each Sub-Account of a Separate Account in multiples of 1%. The minimum amount that may be allocated to any account to which a portion of the contribution is to be allocated is 1% of such contribution provided the dollar amount is not less than $10.00. Such allocation may be changed by written notice submitted to the Company with each contribution by the Contract Owner.

(c)                        Transfer or Re-Allocation of Contract Values within the Contract/Related Contracts

With respect to a Participant’s Account, the Contract Owner, or the Participant, if applicable, may transfer monies between accounts under this Contract during the Accumulation Period, subject to the provisions of this Section 2(c). Such transfers to be affected on the Valuation Date must be in Good Order. If elected by the Contract Owner and agreed to by the Company, such transfers may also be made between accounts under this Contract and a Related Participant Directed Account Option.

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Separate Account values may be re-allocated between Sub-Accounts within the Separate Account(s) or, if applicable, between sub-accounts within separate accounts under a Related Contract and transferred to the General Account at any time.

General Account values may be transferred to one or more Sub-Accounts within the Separate Accounts or, if applicable, to one or more sub-accounts within a separate account under a Related Contract except that the Company may limit the sum of any such transfers for a Participant’s Account in any Participant’s Contract Year to one sixth (1/6th) of the General Account value of such Participant’s Account as of the end of the preceding Participant’s Contract Year.

In addition, a transfer of contract values within the Contract or, if applicable, between this Contract and a Related Contract shall be subject to the following restrictions:

Transfers of assets presently held in the General Account, or which were held in the General Account at any time during the preceding three month period, to a Competing Fund are prohibited. Similarly, transfers of assets presently held in a Competing Fund, or which were held in a Competing Fund or the General Account during the preceding three months, to the General Account are prohibited. Competing Fund(s) are described under Contract Specifications. If applicable, Competing Fund(s) shall also include any investment options under a Related Contract, as determined by the Company in its sole discretion.

(d)                       Sub-Account Transfer Restrictions

The Contract Owner or Participant may transfer Contract Values held in the Sub-Accounts into other Sub-Accounts. The Company reserves the right to limit the number of transfers to no more than 12 per Contract Year with no two transfers being made on consecutive Valuation Days.

The right to make transfers between Sub-Accounts is subject to modification if the Company determines that exercising that right by one or more Participants or Contract Owners is, or would be, to the disadvantage of other Participants or Contract Owners. Any modification could be applied to transfers to or from some or all of the Sub-Accounts and could include, but not be limited to:

(i)            the requirement of a minimum time period between each transfer

(ii)           not accepting transfer requests of an agent acting under a power of attorney or on behalf of more than one Participants or Contract Owner, or

(iii)          limiting the dollar amount that may be transferred between the Sub-Accounts by a Participant or Contract Owner at any one time.

Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by the Company to be to the disadvantage of other Participants or Contract Owners.

None of these restrictions will be applicable to Sub-Account transfers made under a dollar cost averaging program or other systematic transfer program.

The Company will continue to monitor transfer activity and may modify these restrictions from time to time.

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SECTION 3 - WITHDRAWAL PROVISIONS

(a)                       General Withdrawals

(1) The Contract Owner shall notify the Company whenever a withdrawal from the Contract is to be made. The Company shall process such withdrawal request, provided it is received in Good Order, as determined by the Company as the payment of a Benefit as defined under this Contract or any other withdrawal subject to the restrictions of this Section.

(2) The Company agrees to make withdrawals from this Contract only as permissible under the terms of the Plan and subject to the provisions contained in this Contract and any riders attached thereto.

(3) Withdrawals from the Contract shall not exceed the value of such Contract as of the Valuation Day of the withdrawal.

(4) Except as provided in this Section 3, or in the event of discontinuance of this Contract, withdrawals other than for the payment of Benefits shall not be permitted.

(b)                       Form

Withdrawals shall be in one or a combination of the following forms:

(1)                   an annuity as described in the Annuity Provisions Section 4;

(2)                   a single sum cash payment; or

(3)                   if the Code so provides, a transfer to an eligible retirement plan as defined in Section 402(c) of the Code that will accept such amount.

(c)                        Withdrawal Value

With the exception of annuity payments, the value of a withdrawal for any day is the amount of the withdrawal so requested on that Valuation Day, less:

(1)                   any applicable Premium Taxes not previously deducted; and

(2)                   any applicable Contingent Deferred Sales Charges or Annual Maintenance Fee as set forth under the Contract.

(d)                       Payment of Withdrawal

When all or any part of a withdrawal is to be made from amounts invested in a Separate Account, payment will be made within seven (7) days following the day the request is received in Good Order by the Company, except as the Company may be permitted to defer payment under applicable federal law.

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SECTION 4 - ANNUITY PROVISIONS

(a)                       Annuity Rights

“Annuity Rights” shall be provided under the Contract entitling the Contract Owner to have annuity payments made at the rates derived from the assumptions set forth in this Contract. Such rates will be made applicable to all amounts held in the Participant’s Account during the Accumulation Period.

(b)                       Election of Annuity Option

The Annuity Commencement Date may be the first day of any month before or including the month of a Participant’s 90th birthday, or such earlier date as applicable laws shall prescribe, but in the absence of a written election to the contrary, the Annuity Commencement Date shall be the first day of the month coincident with or next following the Participant’s 90th birthday.

Provision is made for both variable and fixed dollar annuity payments. The Contract Owner may elect to have the Withdrawal Value of the Participant’s Account applied on the Annuity Commencement Date under one of the annuity options described in Section 4(g), but in the absence of such election, the Withdrawal Value of the Participant’s Account will be applied, on the Annuity Commencement Date, under the Second Option in Section 4(g), to provide a life annuity with 120 monthly payments certain. The Withdrawal Value of the Participant’s Account for that portion invested in a Separate Account is determined on the basis of the value of such account as of the fifth Valuation Day preceding the Annuity Commencement Date, less any Premium Tax not previously deducted.

If elected by the Contract Owner, and agreed to by the Company, participant account values under a Related Contract may be transferred to this Contract for the purpose of effecting an annuity under one of the annuity options described below.

Election of any of these options, including any election for an earlier Annuity Commencement Date, must be made by notice in writing to the Office of the Company in Hartford, Connecticut at least 30 days prior to the date such election is to become effective.

(c)                        Date of Payment

The first payment under any option shall be made on the first day of the next following calendar month, upon receipt of claim for settlement or on any other specified date, and subsequent payments shall be made periodically in accordance with the manner of payment elected on the first business day of the month in which a payment is due.

(d)                       Termination after the Annuity Commencement Date

An Annuity effected under this Contract is irrevocable and may not be surrendered after the commencement of annuity payments.

(e)                        Allocation of Annuity

At the time election of one of the annuity options is made, the Contract Owner may further elect to have the Withdrawal Value of the Participant’s Account applied to provide a fixed dollar annuity, a variable annuity, or a combination of both. The election of an annuity payment option by a Participant may not result in a first payment that is less than $20.00. If at any time Annuity

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payments are to become less than $20.00, the Company has the right to change the frequency of payment to intervals that will result in payments of at least $20.00. In the event a variable annuity option is elected and in the event that the portion of an Annuity payment which is based upon each investment allocation is less than $10.00, the Company has the right to change the frequency of payment to intervals that will result in payments from such investment allocation of at least $10.00.

Fixed Dollar Annuity - A fixed dollar annuity is an annuity with payments which remain fixed as to dollar amount throughout the payment period.

Variable Annuity - A variable annuity is an annuity with payments decreasing or increasing in amount in accordance with the net investment result of the Sub-Account or Sub-Accounts in the Separate Account as described in “Valuation Provisions” at Section 6. After the first monthly payment for a variable annuity has been determined in accordance with the provisions of this Contract, a number of Annuity Units is determined by dividing that first monthly payment by the appropriate Annuity Unit value on the effective date of the annuity payments. Once variable annuity payments have begun, the number of Annuity Units remains fixed. The method of calculating the Annuity Unit value is described under Section 6, Valuation Provisions.

The dollar amount of the second and subsequent variable annuity payments is not predetermined and may decrease or increase from month to month. The actual amount of each variable annuity payment after the first is determined by multiplying the number of Annuity Units by the appropriate Annuity Unit value for each Sub-Account as described in the “Valuation Provisions”, for the fifth business day preceding the date the annuity payment is due.

(f)                         Mortality and Expense Risk

The Company guarantees that the dollar amount of variable annuity payments will not be adversely affected by variations in the actual expenses incurred in providing and administering this Contract, or in the actual mortality experience of payees from the mortality assumption, including any age adjustments, used in determining the first monthly payment.

(g)                        Annuity Options

FIRST OPTION - Life Annuity - An annuity payable monthly during the lifetime of the Annuitant, ceasing with the last payment due prior to the death of the Annuitant.

SECOND OPTION - Life Annuity with 120, 180 or 240 Monthly Payments Certain - An annuity providing monthly income to the Annuitant for a fixed period of 120 months, 180 months, or 240 months (as selected), and for as long thereafter as the Annuitant shall live. If at the death of the Annuitant, payments have been made for less than the minimum elected number of months, then any remaining guaranteed monthly payments will be paid to the Beneficiary unless other provisions have been made and approved by the Company.

THIRD OPTION - Unit Refund Life Annuity - An annuity payable monthly during the lifetime of the Annuitant, ceasing with the last payment due prior to the death of the Annuitant, provided that, at the death of the Annuitant, the beneficiary will receive an additional payment of the then dollar value of the number of Annuity Units equal to the excess, if any, of (a) over (b) where (a) is the total amount applied under the option divided by the Annuity Unit value at the effective date of annuity payments and (b) is the number of Annuity Units represented by each payment multiplied by the number of payments made.

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FOURTH OPTION - Joint and Last Survivor Life Annuity - An annuity payable monthly during the joint lifetime of the Annuitant and a secondary Annuitant, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

FIFTH OPTION- Payments for a Designated Period - An amount payable monthly for the number of years selected which may be from 5 to 30 years.

Any other payment options mutually agreed upon by the Company and the Contract Owner.

Under any of the annuity options above, except the Fifth Option when paid on a variable basis, no surrenders are permitted once payments commence. Surrenders out of the Fifth Option will be subject to any applicable Contingent Deferred Sales Charge.

(h)                       Annuity Rates

The rates applicable to the purchase of the immediate annuity options described above will be based on the following assumptions:

Mortality:	1983 Table a for Individual Annuity Mortality projected forward to the annuity commencement date using Projection Scale G.

Interest:	3.00%

SECTION 5- DEATH OF PARTICIPANT OR BENEFICIARY

(1)                       Death during the Accumulation Period. In the event a Participant dies before his or her Annuity Commencement Date, a death benefit will be payable to the Beneficiary in an amount described in (A), (B) or (C) below, as applicable:

(A)                     Death on or after age 65.  If the Participant died on or after attaining age 65, the amount of the death benefit is the Withdrawal Value of the Participant’s Account under this Contract as of the date Due Proof of Death and a claim for payment are received in Good Order at the Administrative Offices of the Company.

(B)                     Death prior age 65. If the Participant died prior to attaining age 65, the amount of the death benefit is the Minimum Death Benefit which is the greater of (i) the Withdrawal Value of the Participant’s Account under this Contract as of the date Due Proof of Death and a claim for payment are received in Good Order at the Administrative Offices of the Company, or (ii) 100% of the Contributions made to this Contract on behalf of that Participant, reduced by the dollar amount of any partial surrenders not repaid.

(C)                     Related Contracts.  If requested by the Contract Owner and agreed to by the Company, the Minimum Death Benefit described at (B) above will be determined by reference to the greater of (i) the Withdrawal Value of the Participant’s Account under this Contract plus the termination value of any account(s) of the Participant under any Related Contract(s), as of the date Due Proof of Death and a claim for payment are received in Good Order at the Administrative Offices of the Company, or (ii) 100% of the Contributions made on behalf of that Participant under this Contract and any Related Contract(s), reduced by the dollar amount of any partial surrenders from such contracts, not repaid. The amount of any death benefit payable by reason of this paragraph (C) shall be offset by amounts payable under any Related Contract.

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(2)                       The death benefit may be taken in one sum or under any of the settlement options available in the Company’s variable annuities then being issued and will be paid to the Beneficiary. Notwithstanding the foregoing, or any provision of this Section 5, payment of any account value held under a Related Contract shall be made from such Related Contract, except to the extent such amount, or portion thereof, is transferred to this Contract, with the consent of the Company, for the purpose of effecting one of the available settlement options under this Contract.

(3)                       When payment is taken in one sum, a variable payment will be made within 7 days after the date Due Proof of Death and a claim for payment are received in Good Order by the Company.

(4)                       Death during the Annuity Period. In the event of the death of the Annuitant while receiving annuity payments, the present values of the current dollar amount on the date of death of any remaining guaranteed number of payments, will be paid in one sum to the Beneficiary unless other provisions shall have been made and approved by the Company. In the case of the Separate Account, calculations for such present value of the guaranteed number of payments remaining will be based on assumed net investment rate of 4% per annum. In the case of the General Account the net investment rate assumed will be the rate that is used by the Company to determine the amount of each certain payment. The Annuity Unit value on the date of receipt of Due Proof of Death shall be used for the purpose of determining such present value.

SECTION 6 - VALUATION PROVISIONS

(a)                       Net Contributions

The net contribution to the Contract is equal to the total Contributions made to the Contract less any applicable Premium Taxes.

The net contribution for the General Account or Separate Account (determined in accordance with the account allocation percentages elected) is applied to provide General Account values or Separate Account Accumulation Units. The number of Accumulation Units credited to each variable account is determined by dividing the net contribution for that account by the dollar value of one Accumulation Unit next computed after the receipt of the contribution by the Company.

The number of Accumulation Units so determined will not be affected by any subsequent change in the value of Accumulation Units. The Accumulation Unit value in the Separate Account may decrease or increase from day to day as specified below.

Notwithstanding anything to the contrary herein, Method Two for Valuation of Sub-Account Assets will not be applicable to this Contract.

Method One for Valuation of Sub-Account Assets

(b)                       Net Investment Rate and Net Investment Factor

The General Account net investment rate applicable to this Contract for any day is guaranteed to be at least the rate shown under the Contract Specifications section of this Contract.

The net investment rate for each sub-Account in each of the Separate Accounts for any day is equal to the gross investment rate for each Sub-Account in the Separate Accounts expressed in decimal form to at least six (6) decimal places, less applicable deductions by the Company for the expense and mortality and administrative undertakings as set forth under the Contract Specifications section of this Contract.  The gross investment rate for a Sub-Account is (a) its investment income for the

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Valuation Day plus its capital gains and minus its capital losses, whether realized or unrealized, and less a deduction for any applicable taxes arising from the income and the realized and unrealized capital gains attributable to that Sub-Account, divided by (b) the value of that Sub-Account on the previous Valuation Day.

The net investment factor for each Sub-Account is the sum of 1.000000 plus the net investment rate for that account.

(c)                        Distributed Earnings

For the Sub-Accounts as specified in the Contract Specification section of this Contract, distributed earnings, will be credited to Contract Owners by increasing the value of units of interest held under this Contact.

(d)                       Segregation of Separate Account Assets

That portion of the assets of each Separate Account equal to the reserves and other Contract liabilities of the Separate Account shall not be chargeable with liabilities arising out of any other business the Company may conduct. The assets of each Separate Account are segregated from all other assets of the Company and are subject only to the claims of contracts participating in such Separate Accounts.

(e)                        Annuity Unit Values During the Annuity Period

The value of an Annuity Unit for each Sub-Account in a Separate Account was set at an initial fixed value on the date the Sub-Account was initially established and for any day thereafter is determined by multiplying the value of the Annuity Unit for that Sub-Account on the preceding day by the product of (a) 0.999892 and (b) the net investment factor for that Sub-Account of the Separate Account for the day for which the annuity value is being calculated.

(f)                         Accumulation Unit Value

The value of an Accumulation Unit for each Sub-Account of a Separate Account was set at an initial fixed value on the date the Sub-Account was initially established. The value of the respective Accumulation Units for any subsequent day is determined by multiplying the Accumulation Unit value for the preceding day by the net investment factor for that Sub-Account for the current day.

(g)                        Mortality and Expense Risk and Administrative Charges under Method One

The Mortality and Expense Risk and Administrative Charge is deducted daily. It is assessed as a percentage of the net asset value of each Fund when Accumulation Unit or Annuity Unit values are determined each day.

Method Two for Valuation of Sub-Account Assets

(h)                       Accumulation Unit Value

For the Sub-Accounts as specified in the Contract Specification Section of this Contract, the value of an Accumulation Unit for each of the Sub-Accounts is equal to the “net asset value per share” of the corresponding Fund for each Sub-Account at the end of the Valuation Period as calculated by the Fund in accordance with its prospectus.

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(i)                           Distributed Earnings

For the Sub-Accounts as specified in the Contract Specification section of this Contract, distributed earnings, which commonly include dividends and capital gains, with respect to the underlying Funds, will be reinvested in the Fund which distributed the dividends or capital gains, and credited to the Contract Owners by adjusting the number of Accumulation Units held under this Contract.

The number of Accumulation Units so determined will not be affected by any subsequent change in the value of Accumulation Units. The Accumulation Unit value in the Separate Account may decrease or increase from day to day as specified in this Section.

(j)                          Segregation of Separate Account Assets

That portion of the assets of each Separate Account equal to the reserves and other Contract liabilities of the Separate Account shall not be chargeable with liabilities arising out of any other business the Company may conduct. The assets of each Separate Account are segregated from all other assets of the Company and are subject only to the claims of contracts participating in such Separate Accounts.

(k)                       Annuity Unit Values During the Annuity Period

The value of an Annuity Unit for each Sub-Account in a Separate Account was set at an initial fixed value on the date the Sub-Account was initially established and for any day thereafter is determined by multiplying the value of the Annuity Unit for that Sub-Account on the preceding day by the product of (a) 0.999892 and (b) the net investment factor for that Sub-Account of the Separate Account for the day for which the annuity value is being calculated.

(l)                           Mortality and Expense Risk and Administrative Charges under Method Two

The Method Two charge is calculated for the calendar quarter based on the “average daily assets” in each of the applicable variable investment options. “Average daily assets” during the quarter is based on a calculation of ending daily balances in the investment option excluding the General (Declared Rate) Account for each day there was a balance during the quarter. The charge is aggregated at the account level and is deducted on the last day of the quarter by redeeming the corresponding shares/units proportionately from the investment options actually held at the end of the quarter. If all assets are transferred or withdrawn from the variable investment options, the appropriate proportion of the Deduction for Mortality and Expense Risk and Administrative Charges (and any other applicable fees) will be first deducted from the General (Declared Rate) Account or deducted before assets are distributed.

SECTION 7 - GENERAL ACCOUNT LIQUIDITY PROVISIONS

Prior to the Date of Discontinuance as defined in the Contract Discontinuance provisions in Section 10, a request for a partial surrender or transfer of General Account values in the Active Life Fund may be made at any time; provided, however, any and all such requests shall be subject to the restrictions set forth at Section 2(c) and the Liquidity Restrictions set forth in paragraphs (a) and (b) of this Section 7.

(a)                       Notwithstanding any Benefits which may be payable under the terms of the Plan, the Contract Owner specifically agrees that the Company has the absolute right to deny any request for any surrender or transfer of General Account values in the Active Life Fund, when the sum of all requests for surrenders and transfers of such General Account values in any Contract Year exceeds one sixth (1/6) of the General Account values held in the Active Life Fund at the end of the

HL-15420 SPECIMEN

immediately preceding Contract Year. The Company reserves the right to defer any request for a surrender or transfer in excess of the one sixth (1/6) limit until the next Contract Year. Any surrender or transfer request that is deferred to a later Contract Year shall be counted towards, and shall be subject to, the one sixth (1/6) limit applicable to the Contract Year to which such surrender or transfer is deferred.

(b)                       Unless the Contract Owner gives the Company written direction otherwise, deferred surrenders and transfers shall be made in the order originally received.

SECTION 8- CONTRACT CONTROL PROVISIONS

(a)                       Owner

The Contract Owner has the power to exercise all the rights, privileges and options granted by this Contract or permitted by the Company and to agree with the Company to any change in or amendment to the Contract. Such power shall be exercised in a manner consistent with the written Plan adopted by the Contract Owner. The assets and income of this Contract may not be used for or diverted to purposes other than those as permitted under the Code. The preceding sentence does not limit the Company’s exercise of the rights granted to the Company by this Contract, including the right to deduct and retain amounts specified in the Contract.

(b)                       Assignment

Amounts held under the Contract are nontransferable and cannot be sold, assigned, or pledged as security, for a loan or for any other purpose to any person other than the Company, except as permitted under the Code and the terms of this Contract.

SECTION 9- GENERAL PROVISIONS

(a)                       The Contract

This Contract, the attached Rider(s), the application and the Administrative Notice for the Contract which is attached hereto when issued to the Contract Owner, constitute the entire Contract. All statements in the application shall, in the absence of fraud, be deemed representations and not warranties. No statement shall void this Contract or be used in defense of a claim under it unless contained in the written application for this Contract. Contract Years, months and anniversaries shall be computed from the effective date of this Contract. To the extent that any provision of this Contract conflicts with the Plan, the provisions of the Contract shall govern.

(b)                       Modification of the Contract

This Contract may be modified at any time by written agreement between the Contract Owner and the Company. In addition, this Contract may be modified at any time by the Company to comply with applicable law. No modification may operate in a manner inconsistent with the Contract Control Provisions of this Contract. No modification will affect the amount or term of any annuities begun prior to the effective date of the modification, unless it is required to conform this Contract to, or give the Contract Owner the benefit of, any federal or state statutes or any rule or regulation of the United States Treasury Department.

On and after the fifth Contract Anniversary, the Company may modify any or all of the terms of this Contract upon 90 days’ advance written notice of such change to the Contract Owner.

Notwithstanding any such changes, the annuity tables, guaranteed interest rates and Contingent

HL-15420 SPECIMEN

Deferred Sales Charges which apply on the Date of Coverage of a Participant’s Account will continue to apply to all Contributions made to such Participant’s Account.

The Company may also modify this Contract in any manner it deems necessary or appropriate to satisfy the requirements of any law or regulation applicable to it.

Any modification of this Contract requires the signature of the President, a Vice President, a Secretary, or an Assistant Secretary of the Company.

(c)                        Suspension of the Contract

The Contract Owner may suspend this Contract upon ninety (90) days advance written notice to the Company at its Office in Hartford, Connecticut (or at any other address the Company may specify). The Contract will be suspended automatically on a Contract Anniversary if the Contract Owner fails to assent to any modifications, as described under Modification of the Contract, above, which would have been effective on or before that Contract Anniversary. Suspension of the contract will not affect payments to be made by the Company under an Annuity that commenced prior to the date of suspension.

(d)                       Non-Participating

This Contract does not share in the surplus earnings of the Company.

(e)                        Misstatement of Age

If the age of an Annuitant has been misstated, the amount of the annuity payable by the Company shall be that provided by the values under this Contract allocated to effect such annuity on the basis of the corrected information, without changing the date of the first payment of such annuity.

Any underpayments by the Company shall be made up immediately and any overpayments shall be charged against future amounts becoming payable.

(f)                         Reports to the Contract Owner

The Company will, shortly following the end of each calendar year, transmit to each Contract Owner a written statement of account showing the total value of General Account and Separate Account interests held under this Contract.

(g)                        Voting Rights

The Company shall cause the Contract Owner to be advised, in a timely manner, of any Fund shareholders’ meetings at which the Fund shares held for the Contract Owner may be voted and shall also cause proxy materials and a form of instruction by means of which the Contract Owner can instruct the Company with respect to the voting of the Fund shares held for the Contract Owner’s Account to be sent to the Contract Owner. In connection with the voting of Fund shares held by it, the Company shall arrange for the handling and tallying of proxies received from the Contract Owner. The Company, as such, shall have no right, except as herein provided, to vote any Fund shares held by it hereunder which may be registered in its name or the names of its nominees.

The Company will vote the Fund shares held by it under this Contract in accordance with the instructions received from the Contract Owner.  If the Contract Owner desires to attend any meeting at which the Fund shares held for the Contract Owner’s benefit may be voted, the Contract Owner may request that the Company furnish a proxy or otherwise arrange for the exercise of

HL-15420 SPECIMEN

voting rights with respect to the Fund shares held for such Contract Owner’s account. In the event that the Contract Owner gives no instructions or leaves the manner of voting discretionary, the Company will vote such shares of each Fund in the same proportion as shares of that Fund held in the same Separate Account for which instructions have been received.

(h)                       Proof of Survival

The payment of any annuity benefit will be subject to evidence that the Annuitant is alive on the date such payment is otherwise due.

(i)                           Information from the Contract Owner

The Contract Owner will furnish any information which the Company may reasonably require in order to administer this Contract. If the Contract Owner cannot furnish any required item of information, the Company may request the person concerned to furnish the information. The Company will not be liable for the fulfillment of any obligations under this Contract which is dependent upon that information unless and until it receives such information in a form satisfactory to it.

(j)                          Individual Certificates

The Company will issue an individual certificate to each Participant for whom an annuity is effected under this Contract. If the state of jurisdiction in which this Contract is issued so requires, the Company will also issue a certificate to each Participant for whom Contributions are being made to this Contract and for whom an annuity has not yet been effected. A certificate will evidence the Contributions being made to this Contract and describe the Participant’s or Annuitant’s rights and duties under this Contract.

(k)                       Experience Credits

The Company may apply experience credits under this Contract based on investment, administrative, mortality or other factors. Experience credits may be applied, either prospectively or retrospectively, as a reduction in the deduction for mortality, expense risk and administrative undertakings, a reduction in the amount of the Annual Maintenance Fee, a reduction in the amount of the Transfer Fee, a reduction in the term or amount of any applicable contingent deferred sales charges, an increase in the rate of interest credited under the Contract, or any combination of the foregoing.  The Company may apply and allocate experience credits in such manner as the Company deems appropriate for the class of contracts to which this Contract belongs within the state of issue. Any such credit will be computed for the contracts of the same class in accordance with the Company’s administrative practice consistently applied. Experience Credits may be discontinued in the event of a change in applicable factors.

(l)                           Payments for Plan Related Expenses

If directed by the Contract Owner and agreed to by the Company, the Company may deduct amounts from the assets under this Contract and/or under a Related Contract to pay certain administrative expenses or other Plan related expenses including, but not limited to, fees to consultants, auditors and other Plan service providers. Such amounts may be deducted under this Contract and/or under a Related Contract and paid to the Contract Owner or paid as directed by the Contract Owner. With the Company’s consent, amounts deducted pursuant to this Section may be included as an adjustment to the charge for administrative undertakings deducted from a Separate Account or as an adjustment to the rate of interest credited to the General Account.

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(m)                   Plan Changes

The Contract Owner will furnish the Company a copy of the Plan if any, which is funded by this Contract. While this Contract remains in-force, the Contract Owner will also furnish a copy of each amendment to such Plan.  The terms of the Plan in effect on the Effective Date of this Contract apply to this Contract. Plan amendments received by the Company will also apply to this Contract unless the Company notifies the Contract Owner otherwise within ninety (90) days following its receipt of the Plan amendment.

(n)                       Governing Law

This Contract will be governed by and construed in accordance with the laws of the Contract Jurisdiction set forth on page 2 of this Contract.

(o)                       Nonwaiver

The Company may, in its sole discretion, elect not to exercise a right or reservation specified in this Contract.  Such election shall not constitute a waiver of the right to exercise such right or reservation at any subsequent time, nor shall it constitute a waiver of any other provisions of the Contract.

SECTION 10 - CONTRACT DISCONTINUANCE

The Contract may be discontinued in accordance with the applicable Rider.

HL-15420 SPECIMEN

Group Annuity Contract Rider
For
Section 457(b) Annuity

This Rider shall be issued as a part of Group Annuity Contract form HL-15420 to which it is attached to fund a Plan that satisfies the provisions of Section 457(b) of the Code. The conditions and provisions of the Group Annuity Contract continue to apply except as amended herein.

The following terms set forth in the Definitions of Certain Terms section of the Contract shall read as follows:

BENEFICIARY — The Beneficiary is the person to whom any death benefit from the Contract on behalf of a Participant is payable in the event of the Participant’s death. The Beneficiary is designated by (and may be changed by) the Participant, subject to any rules established by the Contract Owner or the Company. If no designated beneficiary remains living at a Participant’s death, the Participant’s estate is the Beneficiary.

BENEFIT- Any payment to which a Participant becomes entitled under the terms of the Plan as in effect on the Effective Date or as subsequently amended and accepted by the Company.

CONTRIBUTION — The term Contribution shall include a plan to plan transfer (as described under Section 457(e)(10) of the Code) of a Participant’s benefit under another plan that satisfies the provisions of Section 457(b) of the Code to this Plan. Where the Employer is an employer as described in Section 457(e)(1)(A) of the Code, the term Contribution shall include a trustee-to- trustee transfer or the payment by a Participant to the Plan of an eligible rollover distribution from an eligible retirement plan as such terms are defined under Section 402(c) of the Code.

The following sub-section shall be added to Section 4 of the Contract:

MINIMUM DISTRIBUTIONS. Any distribution to a Participant shall be made in accordance with the provisions of the Plan, but in no event will such distribution be made at a time or in a method that fails to satisfy the requirements of section 401(a)(9) of the Code, and, until the last calendar year beginning before the effective date of the final regulations under section 401(a)(9) or such other date as may be published by the Internal Revenue Service, the regulations under section 401(a)(9) that were proposed on January 17, 2001, or any successor provision.

The following sub-section shall replace sub-section c of Section 9 of the Contract:

SUSPENSION OF THE CONTRACT. On suspension, the Company will not accept Contributions.

The following sub-sections shall be added to Section 10 of the Contract:

HL-17063 SPECIMEN

1

CONTRACT DISCONTINUANCE

This Contract shall be discontinued if:

(a)         the Contract Owner gives written notice to the Company that the Contract is being discontinued, in which event the Date of Discontinuance shall be the later of: (i) the first business day following the date on which such notice is received by the Company at its Home Office in Hartford, Connecticut, or (ii) the business day specified in such notice; or

(b)         no Contributions are made to the Contract with respect to a Contract Year and the Company gives written notice to the Contract Owner that the Date of Discontinuance will occur as of the date specified in such notice, such date not to be earlier than thirty (30) days after the date such notice is mailed by the Company; or

(c)          the Contract term is over; or the Contract term is not over, but there is a mutual written agreement between the Company and the Contract Owner; or there has been a breach of this Contract by the Company; and or the Contract Owner gives written notice to the Company that the Contract is being discontinued, in which event the Date of Discontinuance shall be the later of: (i) the first business day following the date on which such notice is received by the Company at its Home Office in Hartford, Connecticut, or (ii) the business day specified in such notice; or

(d)         the Contract Owner or the Company provides twelve (12) months prior written notice to the other party. The Balance at Discontinuance determined in accordance with the further provisions of this section of the Rider will be paid in a lump sum on the Date of Discontinuance; or

(e)          the Contract will be discontinued on the last day of the month specified in a Written Notice from the Company to the Contract Owner that no further Contributions will be accepted by the Company which notice may be given at the option of the Company if there is a ruling issued that such Plan is not an eligible deferred compensation plan under section 457(b) of the Code; or

(f)           the Contract Owner fails to make any report or provide the Company with any information otherwise required by this Contract, and does not remedy such failure within 30 days from the date the Company notifies the Contract Owner thereof; or

(g)          the Contract Owner breaches the terms of the Contract or this Rider and the Company notifies the Contract Owner in writing of such breach, or

(h)         the Plan or Trust, if applicable, is amended such that its provisions adversely affect, in the Company’s sole determination, the Company’s obligations under this Contract, or

(i)             all contracts in this class of business must be amended, changed or altered due to changes in the state or federal laws or regulations governing contracts of this type and such requirements material and adversely affect, in the Company’s sole, determination, the Company’s obligations under this Contract or its ability to maintain the class of business of which this Contract is a part, or

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2

(j)            the assets held, or Participants covered under the Contract are less than the amount, or number required for the Contract to be considered a Group Annuity Contract in the state in which the Contract is issued, or

(k)         the Contract Owner is changed such that the organization or entity would no longer be considered an eligible sponsoring organization for this type of contract, or

(l)             if at any time Contributions or balance are less than the amount required for this class of business under the Company’s underwriting standards in effect as of the Contract Effective Date.

Unless otherwise stated in sub-sections (g)-(l) above, the Company or Contract Owner shall provide the other party with 30 days prior written notice of the date the Contract will be discontinued. The actual Date of Discontinuance shall be the date specified in such notice, such date not to be earlier than 30 days after the date such notice is mailed.

DISCONTINUANCE AFTER FIVE YEARS. Notwithstanding any provision of this Contract to the contrary, after five (5) completed Contract Years, the Company shall have the right, in accordance with its existing administrative practices and procedures, to pay all contract values in the Active Life Fund, without application of Contingent Deferred Sales Charges or Market Value Adjustment under the Contract, to the Contract Owner in full, provided that the Company gives the Contract Owner ninety (90) days advance written notice, and further provided that the Company takes the same action with respect to all contracts of the same class and risk characteristics.

EFFECT OF CONTRACT DISCONTINUANCE - On and after the Date of Discontinuance as defined in the Contract Discontinuance Provisions of this Rider, no Contributions will be payable to, or accepted by, the Company. Notwithstanding any other provision of this Contract to the contrary, after the Date of Discontinuance, Contract values in the Active Life Fund shall be paid in accordance with paragraphs (a) and (b) below:

(a)                       General Account Values

The total amount of all General Account values in the Active Life Fund under the Contract shall be reduced, as of the Date of Discontinuance, by any:

(1) Premium Taxes not previously deducted,

(2) the Annual Maintenance Fee, if applicable,

(3) Contingent Deferred Sales Charges as set forth in the Contract Specifications.

The resulting amount shall be referred to as the “Balance at Discontinuance.”

(i)                                     Notwithstanding any benefits which may be payable under the terms of the Plan, including, but not limited to, benefits under the Plan on account of retirement, death, severance from employment, or financial hardship, the Contract Owner specifically agrees that the Company has the absolute right to pay the Balance at Discontinuance in six (6) equal installments, plus any interest due, annually over a period of five (5) years. The Company shall pay the first such installment not later than thirty (30) days after the Date of Discontinuance.  The remaining five

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3

installments, plus interest, shall be payable on each successive anniversary of the Date of Discontinuance.

The Balance at Discontinuance shall be credited with interest at a rate of not less than three (3) percent per annum commencing on the Date of Discontinuance.

(b)                       Contract Funds Held Under the Separate Account(s)

As of the Date of Discontinuance, all Contract funds held under the Separate Accounts shall be reduced by any:

(1)                                 Premium Taxes not previously deducted,

(2)                                 the Annual Maintenance Fee, if applicable.

(3)                                 Contingent Deferred Sales Charges as set forth in the Contract Specifications.

The resulting amount shall be paid within seven (7) days following the Date of Discontinuance except as the Company may be permitted to defer payment under applicable law.

Miscellaneous

When the Contract funds the plan of an eligible employer as described in Section 457(e)(1)(A) of the Code, the term ‘Owner’ as described in the Contract Control Provisions of the Contract shall be replaced with the following:

Owner

The Contract Owner has the power to exercise all the rights, privileges and options granted by this Contract or permitted by the Company and to agree with the Company to any change in or amendment to the Contract. Such power shall be exercised in a manner consistent with the written plan adopted by the Contract Owner for the exclusive benefit of Participants and their Beneficiaries. The assets and income of this Contract may not be used for or diverted to purposes other than the exclusive benefit of Participants and their beneficiaries, except those as permitted under the Code.  The preceding sentence does not limit the Company’s exercise of the rights granted to the Company by this Contract, including the right to deduct and retain amounts specified in the Contract.

Loans

A Participant may request a loan from his Participant Account. Loans made from a Participant’s Account may not be available in all states or may be subject to restrictions. A Participant may not elect the systematic withdrawal option described in this Rider if he has a loan outstanding from the Contract.

A Participant must pay back the loan according to the payment schedule set by the terms of a loan agreement.  The loan agreement describes the terms, conditions, any fees or charges of the loan.

A Participant’s Account shall include the total amount of any outstanding loan including any unpaid accrued interest thereon. The withdrawal value of a Participant’s Account for any day shall

HL-17063 SPECIMEN

4

be reduced by the value for that day of any outstanding loan (including any unpaid accrued interest thereon) made from the Participant’s Account.

Signed for the Hartford Life Insurance Company by:

/s/ Beth A. Bombara	/s/ Terence Shields
Beth Bombara, President	Terence Shields, Corporate Secretary

HL-17063 SPECIMEN

5

Group Annuity Contract Endorsement

This Endorsement shall be issued as a part of the Group Annuity Contract issued in conjunction with a Plan that satisfies the provisions of Sections 457 or 403(b) of the Internal Revenue Code. The conditions and provisions of the Group Annuity Contract continue to apply except as amended herein. The provisions set forth in this Endorsement shall supersede and control any conflicting provisions in the Group Annuity Contract and any Riders or Endorsements attached thereto. The term Group Annuity Contract as used herein refers to a Contract or Certificate, whichever is applicable.

I.                Section 2, of the Group Annuity Contract is hereby amended by the addition of the following paragraphs:

“The Contract Owner may allocate or transfer Contract value between or among the Sub- Accounts and any other investment option available under the Contract, subject to the terms and conditions of the Contract including any Riders attached thereto. The Company may establish, from time to time, restrictions, policies, and procedures relating to allocations or transfers between or among the Sub-Accounts, which the Company may modify or terminate at any time. The Contract Owner and/or Participant agrees that the right to allocate or transfer Contract value between or among the Sub-Accounts is subject to the restrictions, policies and procedures established by the Company.

In addition, the Contract Owner and/or Participant agrees that all Contributions made to any Sub-Account, and all transfers of Contract value allocated to any Sub-Account, are subject to the policies and procedures established by the Sub-Account’s underlying fund (“Fund”) for the purpose of eliminating or reducing potentially harmful frequent or excessive trading in shares of the Fund (“Fund Policies”). Nothing in this Contract shall require the Company to honor any instructions to purchase Fund shares with respect to any Plan or Participant account in violation of Fund Policies. If the Company is aware that a Contribution or transfer instruction for any Sub- Account would violate Fund Policies, the Company will consider such instructions to be not in Good Order.

With respect to any Fund, the Contract Owner and/or Participant acknowledges and agrees that the Company will provide the Fund, as it may request in accordance with Rule 22c-2 under the Investment Company Act of 1940, as amended, certain Contract Owner and Participant account information, including, but not limited to, taxpayer identification numbers, and the amount and dates of purchases, redemptions, transfers and exchanges of Fund shares resulting from transactions in the Sub-Accounts. The Contract Owner agrees that if the Plan or any of its Participants engage in Sub-Account Contribution or Sub-Account transfer activity that violates Fund Policies, the Company shall execute instructions from the Fund to restrict or prohibit additional Contributions made to the Fund Sub-Account and transfers of Contract value to the Fund Sub-Account by the Plan or any of its Participants, in accordance with instructions from the Fund.”

HL-20136 SPECIMEN	PS

II.           This Endorsement shall be effective on XXXXXXXX.

Signed by Hartford Life Insurance Company:

/s/ Beth A. Bombara	/s/ Terence Shields
Beth Bombara, President	Terence Shields, Corporate Secretary

HL-20136 SPECIMEN	PS

ADMINISTRATIVE NOTICE

FOR

GROUP ANNUITY CONTRACT

(To be included as an attachment to your Group Annuity Contract effective XXXXXXXX)

Re:  Investment Options Available to

Group Annuity Contract GC-XXXXXX

I. The following Investment Options are available under the aforementioned Group Annuity Contract:

Separate Account(s)

The Separate Account(s) of the Company supporting the Contract are entitled Separate Account Eleven.

The various Separate Account Eleven Sub-Accounts under this Contract and the corresponding investment Funds for each Sub-Account are as follows:

Investment Option Sub-Account In Group “A”:	Based on:

* Selected Hartford funds appear here

Investment Option Sub-Account In Group “B”:	Based on:

* Selected funds other than Hartford funds appear here

II. This Administrative Notice forms a part of, and should be kept with your Group Annuity Contract.

III. The Effective Date of this Administrative Notice is XXXXXXXX.

Signed for Hartford Life Insurance Company by:

/s/ Beth A. Bombara	/s/ Terence Shields
Beth Bombara, President	Terence Shields, Corporate Secretary

GC-XXXXXX SPECIMEN

HARTFORD LIFE INSURANCE COMPANY

HARTFORD, CONNECTICUT

(A stock insurance company herein called the Company)

Group Annuity Contract

This Contract makes provision for the accumulation of contract values in the General Account of the Company to provide fixed annuity accumulations and benefits and in the Separate Accounts of the Company to provide variable annuity accumulations and benefits. Actual annuity payout commencing on the Annuity Commencement Date may be on a variable basis (Separate Account) and/or on a fixed basis (General Account) as determined by the Contract Owner.

Nonparticipating

•                  ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT.

HL-15420 SPECIMEN

Printed in U.S.A.